Exhibit 2



                             SECRETARY'S CERTIFICATE

                          Dated as of February 4, 1999


         The undersigned, being the duly appointed and acting Secretary of The Fortress Group, Inc. (the "Corporation"), does hereby certify that the Corporation's Bylaws, as amended through March 6, 1998, have been further amended by the following amendments duly adopted by the Corporation's board of directors:

         1.       Section 3.5 is amended by deleting the final paragraph of
                  Section 3.5 and substituting for that paragraph the following text:

                  "A majority of the entire Board shall constitute a quorum for the transaction of business of the Corporation. If less than a majority of the entire Board is present at any meeting of the Board, a majority of the directors present may adjourn the meeting from time to time without further notice."

         2. Section 5.3 is amended and restated in its entirety so that, as amended and restated, it reads as follows:

                  "SECTION 5.3 Conduct of Corporation Business. In addition to any other vote required by applicable law and notwithstanding the fact that a vote of the Board or the Executive Committee may not be required under applicable law, the Corporation shall not, and shall not permit any of its subsidiaries, without either (A) the affirmative vote of over eighty-one percent (81%) of the entire Board of Directors or (B) the affirmative vote of over eighty-one percent (81%) of the members of the entire Executive Committee, to:

                           (i) purchase, sell, license, assign, transfer, convey
                  or otherwise acquire or dispose of any assets, securities, or businesses, except pursuant to any Permitted Transaction (as defined in the Class AAA Preferred Stock Certificate of Designations), and except for any transaction that is provided for in the annual budget or is in the ordinary course of business and does not involve (i) the acquisition or disposition of homebuilding operations or any homebuilding company or entity or (ii) land acquisitions with a value in excess of $100,000 for any transaction or group of related transactions or with an aggregate value in excess of $5,000,000 in any twelve (12) month period;

                           (ii) directly or indirectly incur, refinance, repay,
                  prepay, create, assume, guarantee or otherwise become liable with respect to any liabilities with an aggregate



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                  face amount in excess of $1,000,000 in the aggregate, other than in accordance with existing credit facilities and renewals thereof on substantially the same terms, except for secured debt incurred in the aggregate by the Company's Subsidiaries in an amount not to exceed $10.0 million;

                           (iii) enter into any transaction after the date
                  hereof or materially amend any transaction in effect on the date hereof, with any Affiliate of the Company (other than between the Company and its Subsidiaries or between its Subsidiaries);

                           (iv) split (including any reverse split), combine or
                  reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the capital structure of the Company or any of its subsidiaries; or make any other material changes in its capital structure;

                           (v) engage in any new development or redevelopment of
                  any real property for an amount in excess of $100,000, whether in a single transaction or a series of related transactions (provided that it is contemplated that such authority will be delegated to the Company's acquisitions committee on guidelines approved by the Executive Committee);

                           (vi) incur any capital expenditure for an amount,
                  outside of the approved annual budget, in excess of $250,000 per occurrence or $500,000 in the aggregate, whether in a single transaction or a series of related transactions or waive, release, grant or transfer any rights of value in respect thereof or enter into any agreement or arrangement that could adversely affect the marketability of any real estate of the Company or any of its subsidiaries;

                           (vii) enter into any employment agreement with any
                  employee involving payments in excess of $150,000 per annum or with any director or executive officer of the Company or any of its Subsidiaries or enter into or materially change any Benefit Arrangement unless approved in the annual operating budget for the Company or within the guidelines approved by the Executive Committee;

                           (viii) enter into any new line of business other than
                  the business engaged in by the Company and its Subsidiaries on the date hereof, cease to be engaged in any material line of business engaged in by the Company and its Subsidiaries on the date hereof or materially change the nature of the business engaged in by any of them on the date hereof;

                           (ix) approve the annual operating budget of the
                  Company for any year after 1997;

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                           (x) amend or take actions materially inconsistent
                  with the approved annual operating budget for 1997 or any subsequent year;

                           (xi) make any general assignment for the benefit of
                  creditors;

                           (xii) file any petition seeking relief, or consent to
                  the institution of any proceeding against itself seeking to adjudicate it a bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

                           (xiii) institute, voluntarily dismiss, terminate or
                  settle any litigation or arbitration against any Person (A) involving payments for damages and penalties in excess of $75,000 or (B) otherwise material to the Company and its subsidiaries taken as a whole;

                           (xiv) engage, retain, pay or agree to pay the fees or
                  expenses of any third party consultants or advisors (other than advisors retained in the ordinary course of business), to the extent that such fees and expenses exceed two hundred and fifty thousand dollars ($250,000) in the aggregate;

                           (xv) appoint, ratify or replace the independent
                  accountants, change any accounting policy or practice other than as mandated by generally accepted accounting principles then in effect; or change any significant tax methods, practices, procedures or policies;

                           (xvi) enter into or amend any joint venture,
                  partnership or profit sharing agreement or arrangement unless approved by the Company's acquisitions committee in accordance with the standards set by the Executive Committee;

                           (xvii) amend the Company's or any Subsidiary's
                  certificate of incorporation or bylaws;

                           (xviii) declare or pay any dividend or make any other
                  distribution with respect to its capital stock, other than dividends paid by any subsidiary to the Company or another subsidiary in the ordinary and usual course of business or to the holders of the Class AAA Preferred Stock and the Existing Preferred Stock as required pursuant to the terms of the Class AAA Preferred Stock and the Class AAA Preferred Stock Certificates of Designations;

                           (xix) issue, sell or deliver (whether through the
                  issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its capital stock (other than upon conversion of the Class AAA Preferred Stock or the Existing Preferred Stock or upon exercise of the Supplemental Warrants) or other securities other than as contemplated herein or pursuant to stock options issued and

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                  outstanding as of the date hereof or purchase or otherwise acquire any of its capital stock, employee or director stock options or debt securities; or

                           (xx) agree to do any of the foregoing.

                  Notwithstanding the foregoing, the provisions of this Section
                  5.3 shall be effective from the date of adoption of this Bylaw until such time, if any, as the Purchaser (as defined in the Stockholders Agreement) makes an election to terminate the provisions of this Section 5.3 pursuant to the terms of
                  Section 3.2(d) of the Stockholders Agreement. After such election has been duly made, the provisions of this Section
                  5.3 shall be of no further force and effect."

         3. Section 10 is amended and restated in its entirety so that, as amended and restated, it reads as follows:

                  "SECTION 10 Amendments. These By-laws may be adopted, amended or repealed by either the Corporation's Board of Directors or its stockholders. Any adoption, amendment or repeal of the By-laws by the Corporation's Board of Directors shall be subject to Section 5.3 of these By-laws, as amended. Notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of a particular class or series of the stock required by law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of Class AAA Convertible Redeemable Preferred Stock of the Corporation shall be required in order for the stockholders of the Corporation to adopt, amend or repeal any By-law of the Corporation."


         IN WITNESS WHEREOF, the undersigned has hereby set his hand as of the date first above written.


                                                /s/ Jeff Shirley
                                                ------------------------
                                                Jeff Shirley
                                                Secretary





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